Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 5, 2026, relating to the financial statements of Gravity Acquisition Corp. as of February 28, 2026, and for the period from January 13, 2026 (inception) through February 28, 2026, which is included herein. Our report dated August 5, 2026, relating to those financial statements, includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ GuzmanGray

Costa Mesa, California

August 14, 2026

3200 Bristol Street, Suite 640, Costa Mesa, CA 92626       +1 (949) 316-0600 (office) :       +1 (949) 922-7258 (mobile)